Exhibit 12

Simpson Thacher & Bartlett llp

425 lexington avenue new york, ny 10017-3954
telephone: +1-212-455-2000 facsimile: +1-212-455-2502
Direct Dial Number	E-mail Address

October 6, 2023

Franklin BSP Capital Corporation

9 West 57th Street

49th Floor, Suite 4920

New York, NY 10019

Franklin BSP Lending Corporation

9 West 57th Street

49th Floor, Suite 4920

New York, NY 10019

Ladies and Gentlemen:

We have acted as U.S. counsel to Franklin BSP Capital Corporation, a Delaware corporation (“FBCC”), and Franklin BSP Lending Corporation, a Maryland corporation (“FBLC”), in connection with the proposed mergers of Franklin BSP Merger Sub, Inc., a Maryland corporation and a wholly owned direct subsidiary of FBCC (“Merger Sub”), with and into FBLC (the “Merger”), with FBLC continuing as the surviving corporation and as a wholly-owned subsidiary of FBLC, immediately after which FBLC will merge with and into FBCC (the “Second Merger” and, together with the Merger, the “Mergers”), with FBCC continuing as the surviving company, upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of October 2, 2023, by and among FBCC, FBLC, Merger Sub and, for purposes of certain provisions thereof, Franklin BSP Capital Adviser, L.L.C., a Delaware limited liability company and investment advisor to FBCC. The time at which the Merger becomes effective pursuant to Section 1.3 of the Merger Agreement is hereafter referred to as the “Effective Time” and the time at which the Second Merger becomes effective pursuant to Section 1.8 of the Merger Agreement is hereafter referred to as the “Second Effective Time” (collectively, the “Effective Times”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form N-14 (the “Registration Statement”) on the date hereof by FBCC, including the joint proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Mergers pursuant to the Merger Agreement.

Franklin BSP Capital Corporation et al.	-2-	October 6, 2023

We have examined (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters of FBCC and FBLC delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of FBCC and FBLC and have made such other and further investigations as we have deemed necessary or appropriate in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have further assumed, with your permission, that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, (iii) the representations made by FBCC and FBLC in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of FBCC and FBLC are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, in each case without such qualification. We have also assumed that each of FBCC and FBLC has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreement at all times up to and including the Effective Times.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and therein, we confirm that the disclosure contained in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Consequences of the Mergers” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Internal Revenue Code of 1986, as amended, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable.

Franklin BSP Capital Corporation et al.	-3-	October 6, 2023

We hereby consent to the filing of this opinion letter as Exhibit 12 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the caption “Certain Material U.S. Federal Income Tax Consequences of the Mergers”.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP